Exhibit 21.1

Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
1347 Capital LLC	Delaware
Itasca Investors LLC	Delaware
Itasca Capital Corp.	Delaware
IWS Acquisition Corporation	Florida
Kingsway Warranty Holdings LLC	Delaware
Trinity Warranty Solutions LLC	Delaware
Professional Warranty Services LLC	Delaware
Professional Warranty Service Corporation	Virginia
American Country Underwriting Agency Inc.	Illinois
Advantage Auto, Inc.	Illinois
Argo Management Group, LLC	Delaware
ARM Holdings, Inc.	Illinois
Mattoni Insurance Brokerage, Inc.	Washington
Appco Finance Corporation	Pennsylvania
CMC Acquisition LLC	Delaware
CMC Industries Inc.	Texas
Texas Rail Terminal LLC	Delaware
TRT Leaseco, LLC	Delaware
Insurance Management Services Inc.	Florida
KAI Management Services Inc. (formerly KAI Advantage Auto, Inc.)	Illinois
KFS Capital LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway LGIC Holdings, LLC	Delaware
Mendota Insurance Company	Minnesota
Congress General Agency, Inc.	Texas
Kingsway Amigo Insurance Company	Florida
Mendakota Casualty Company	Illinois
Mendakota Insurance Company	Minnesota
Mendota Insurance Agency, Inc.	Texas
MIC Insurance Agency Inc.	Texas
Kingsway America Agency Inc.	Illinois
Kingsway General Insurance Company	Ontario
Kingsway Reinsurance Corporation	Barbados